Exhibit 99.1

Summary Indicative Terms – New ABL Facility Borrower: Revlon Consumer Products Corporation and certain foreign subsidiaries Guarantors: Similar to existing asset based revolving credit facility Security: Similar to existing asset based revolving credit facility Administrative Agent: Citi Structure: Similar to existing asset based revolving credit facility: $140MM (the “Facility Size”) Asset Based Revolving Credit Facility with: �� $60MM L/C sublimit �� $30MM Swingline sublimit Accordion: $60MM Maturity: 5 years from closing date Availability: The lesser of a) the Facility Size and b) the Borrowing Base Borrowing Base: Similar to existing asset based revolving credit facility, with new carve-out for CVS concentration limit to be increased to up to 30%, subject to admin agent’s discretion Drawn Pricing: L + 200 – 250 bps, subject to a grid based on Excess Availability Undrawn Commitment Fee: 37.5 bps LIBOR Floor: None Affirmative and Negative Covenants: Similar to existing asset based revolving credit facility, with certain modifications* Financial Covenants: Similar to existing asset based revolving credit facility, with certain modifications to the EBITDA definition to conform to the term loan credit agreement Collateral Reporting: Similar to existing asset based revolving credit facility Collateral Audit: Similar to existing asset based revolving credit facility Cash Dominion: Similar to existing asset based revolving credit facility Upfront Fees: 25 bps *These modifications will be limited to changes designed to keep certain baskets in the asset based credit agreement conformed to those baskets in the term loan credit agreement. Certain other provisions not referred to above will also be modified to conform to the equivalent provisions in the term loan credit agreement. 1